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                                                                   EXHIBIT 99(a)
DOJ/Antitrust

                          UNITED STATES DISTRICT COURT
                          FOR THE DISTRICT OF COLUMBIA



UNITED STATES OF AMERICA,

       Plaintiff,

       v.                          Civil Action No.:

CLEAR CHANNEL                      JUDGE:
COMMUNICATIONS, INC.
                                   Filed:
       and

AMFM INC.,

       Defendants.


                                 FINAL JUDGMENT

WHEREAS, plaintiff, United States of America, filed its Complaint on August 29, 2000, plaintiff and defendants, Clear Channel Communications, Inc. ("Clear Channel") and AMFM Inc. ("AMFM"), by their respective attorneys, have consented to the entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or admission by any party regarding any issue of fact or law;

AND WHEREAS, defendants agree to be bound by the provisions of this Final Judgment pending its approval by the Court;

AND WHEREAS, the essence of this Final Judgment is the prompt and certain divestiture of certain rights or assets by the defendants to assure that competition is not substantially lessened;

AND WHEREAS, plaintiff requires defendants to make certain divestitures for the purpose of remedying the loss of competition alleged in the Complaint;


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DOJ/Antitrust                                                       Page 2 of 18


AND WHEREAS, defendants have represented to the United States that the divestitures required below can and will be made and that defendants will later raise no claim of hardship or difficulty as grounds for asking the Court to modify any of the divestiture provisions contained below;

NOW, THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED, AND DECREED:

                                I. JURISDICTION

This Court has jurisdiction over the subject matter of and each of the parties to this action. The Complaint states a claim upon which relief may be granted against defendants under Section 7 of the Clayton Act, as amended (15 U.S.C.
Section 18).

                                II. DEFINITIONS

As used in this Final Judgment:

A. "Clear Channel" means defendant Clear Channel Communications, Inc., a Texas corporation with its headquarters in San Antonio, Texas, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

B. "AMFM" means defendant AMFM Inc., a Delaware corporation with its headquarters in Austin, Texas, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C. "Lamar" means Lamar Advertising Company, a Delaware corporation with its principal place of business in Baton Rouge, Louisiana, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

D. "Divestiture Assets" means Radio Assets and Lamar Holdings.

E. "Radio Assets" means all of the assets, tangible or intangible, used in the operation of each of the radio stations listed in Schedule A attached hereto, including all real property (owned or leased) used in the operation of the station, all broadcast equipment, office equipment, office furniture, fixtures, materials, supplies, and other tangible property used in the operation of the station; all licenses, permits, authorizations, and applications therefor issued by the Federal Communications Commission ("FCC") and other government agencies related to the station; all contracts (including programming contracts and rights), agreements, leases and commitments of Clear Channel or AMFM relating to its operation; all trademarks, service marks, trade names, copyrights, patents, slogans, programming materials, and promotional materials relating to the


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DOJ/Antitrust                                                       Page 3 of 18


station; and all logs and other records maintained by Clear Channel or AMFM or that station in connection with its business.

F. "Lamar Holdings" means the 26,227,273 shares of Lamar Advertising Company's Class A stock owned by AMFM when the Complaint in this matter was filed to be acquired by Clear Channel in its merger with AMFM.

G. "Divestiture Cities" means the Metropolitan Survey Areas defined as "Arbitron Markets" in the BIA Investing In Radio Market Report 2000 (2d edition) set forth in Schedule B attached hereto.

H. "Acquirer" means the entity or entities to whom defendants divest any Divestiture Assets.

                               III. APPLICABILITY

A. This Final Judgment applies to Clear Channel and AMFM, as defined above, and all other persons in active concert or participation with either of them who receive actual notice of this Final Judgment by personal service or otherwise.

B. Defendants shall require, as a condition of the sale or other disposition of all or substantially all of their assets or of lesser business units that include any of the Divestiture Assets, that the acquiring party or parties agree to be bound by the provisions of this Final Judgment.

                        IV. DIVESTITURE OF RADIO ASSETS

A. Defendants are ordered and directed, within one hundred and fifty (150) days after the filing of the Complaint in this matter, or five (5) days after notice of the entry of this Final Judgment by the Court, whichever is later, to divest the Radio Assets in a manner consistent with this Final Judgment to an Acquirer or Acquirers acceptable to the United States in its sole discretion. The United States, in its sole discretion, may agree to an extension of this time period of up to two thirty (30) day time periods, not to exceed sixty (60) calendar days in total, and shall notify the Court in such circumstances. Defendants agree to use their best efforts to divest the Radio Assets, and to obtain all regulatory approvals necessary for such divestitures, as expeditiously as possible.

B. In accomplishing the divestitures of the Radio Assets ordered by the Final Judgment, defendants promptly shall make known, by usual and customary means, the availability of the Radio Assets. Defendants shall inform any person making an inquiry regarding a possible purchase of the Radio Assets that the sale is being made pursuant to this Final Judgment and provide each person with a copy of this Final Judgment. Defendants shall offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents regarding the Radio Assets customarily provided in a due diligence process, except such information or documents subject to the attorney-client or work product privileges. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.


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DOJ/Antitrust                                                       Page 4 of 18


C. Defendants shall provide the Acquirer(s) and the United States information relating to the personnel involved in the operation of the Radio Assets to enable the Acquirer(s) to make offers of employment. Defendants will not interfere with any negotiations by the Acquirer(s) to employ any defendant employee whose primary responsibility relates to the operation of the Radio Assets.

D. Defendants shall permit prospective Acquirers of the Radio Assets to have reasonable access to personnel and to make inspections of the physical facilities of the radio stations to be divested; access to any and all environmental, zoning, and other permit documents and information; and access to any and all financial, operational, or other documents and information customarily provided as part of a due diligence process.

E. Defendants shall warrant to any and all Acquirers of the Radio Assets that each asset will be operational on the date of sale.

F. Defendants shall not take any action that will impede in any way the permitting, operation, or divestiture of the Radio Assets.

G. Defendants shall warrant to the Acquirer(s) of the Radio Assets that there are no material defects in the environmental, zoning or other permits pertaining to the operation of each asset, and that following the sale of the Radio Assets, defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning or other permits relating to the operation of the Radio Assets.

H. Unless the United States otherwise consents in writing, the divestitures pursuant to Section IV, or by trustee appointed pursuant to Section VIII(A) and IX, of this Final Judgment, shall include the entire Radio Assets, and shall be accomplished in such a way to satisfy the United States, in its sole discretion, that the Radio Assets can and will be used by the Acquirer(s) as part of a viable, ongoing commercial radio broadcasting business. Divestiture of the Radio Assets may be made to one or more Acquirers, provided that in each instance it is demonstrated to the sole satisfaction of the United States that the divestiture assets will remain viable and the divestiture of such assets will remedy the competitive harm alleged in the Complaint. The divestitures, whether pursuant to Section IV or IX of this Final Judgment,

         i. shall be made to an Acquirer (or Acquirers) that, in the United States's sole judgment, has the intent and capability (including the necessary managerial, operational, and financial capability) of competing effectively in the commercial radio broadcasting business in the Divestiture Cities; and

         ii. shall be accomplished so as to satisfy the United States, in its sole discretion, that none of the terms of any agreement between an Acquirer or Acquirers and Clear Channel or AMFM give Clear Channel or AMFM the ability unreasonably to raise the Acquirer's costs, to lower the


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DOJ/Antitrust                                                       Page 5 of 18


                  Acquirer's efficiency, or otherwise to interfere in the ability of the Acquirer to compete effectively.

                  V. PRESERVATION OF RADIO ASSETS/HOLD SEPARATE

Until the divestiture of all the Radio Assets required by this Final Judgment have been accomplished:

A. Defendants shall preserve, hold and continue to operate the Radio Assets as separate, independent, ongoing, economically viable and active competitors to the other stations in the Divestiture Cities, with their assets, management and operations separate, distinct and apart from defendants' other radio stations. Except as necessary to comply with Sections V(B) and (D) of this Final Judgment, the management of said stations, including the performance of decision-making functions regarding marketing and pricing, will be kept separate and apart from, and not influenced by, defendant Clear Channel in the case of AMFM stations, and defendant AMFM in the case of Clear Channel stations. The books, records, and competitively sensitive sales, marketing and pricing information associated with the divestiture assets shall be kept separate and apart from defendants' other businesses.

B. Defendants shall use all reasonable efforts to maintain and increase sales of advertising time by the Radio Assets and shall maintain at 1999 or previously approved levels for 2000, whichever are higher, promotional, advertising, sales, marketing and merchandising support for such Radio Assets.

C. Defendants shall provide sufficient working capital to maintain the Radio Assets as economically viable and competitive ongoing businesses.

D. Defendants shall take all steps necessary to ensure that the Radio Assets are fully maintained in operable condition and shall maintain and adhere to normal repair and maintenance schedules for the Radio Assets.

E. Defendants shall not, except as part of a divestiture approved by the United States in accordance with the terms of this Final Judgment, remove, sell, lease, assign, transfer, license, pledge for collateral or otherwise dispose of any of the Radio Assets.

F. Defendants shall maintain, in accordance with sound accounting principles, separate, accurate and complete financial ledgers, books and records that report on a periodic basis (such as the last business day of every month), consistent with past practices, the assets, liabilities, expenses, revenues and income of the Radio Assets.

G. Defendants' employees with primary responsibility for sales, marketing and programming of the Radio Assets to be divested pursuant to this Final Judgment shall not be transferred or reassigned to any other station, except for transfer bids initiated by employees pursuant to each defendant's regular, established job posting policies. Defendants shall provide the United States with ten (10) days' notice of such transfer.


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DOJ/Antitrust                                                       Page 6 of 18


H. Defendants shall appoint a person or persons to oversee the Radio Assets who will be responsible for defendants' compliance with this section. Such person shall have complete managerial responsibility for the Radio Assets, subject to the provisions of this Final Judgment. In the event that individual is unable to perform his or her duties, defendants shall appoint, subject to the approval of the United States, a replacement within ten (10) working days. Should defendants fail to appoint a replacement acceptable to the United States within this time period, the United States shall appoint a replacement.

                      VI. DIVESTITURE OF THE LAMAR HOLDINGS

A. Defendants are ordered and directed to divest completely the Lamar Holdings on or before December 31, 2002, in a manner consistent with this Final Judgment. A divestiture is not considered complete until the Acquirer(s) takes ownership and possession of all rights and interests held by Clear Channel in the relevant portion of the Lamar Holdings and Clear Channel has irrevocably relinquished to the Acquirer ownership and possession of, and all rights and interests in, the relevant portion of the Lamar Holdings.

B. The divestitures required by this Section may be made by public offering, private sale, or a combination thereof. Such divestitures, whether pursuant to Sections VI or IX shall not be made: (i) to any person who provides outdoor advertising services unless the United States shall otherwise agree in writing; or (ii) in a manner that, in the sole judgment of the United States, could significantly impair Lamar as an effective competitor in the sale of outdoor advertising.

C. In accomplishing the divestitures ordered by this Final Judgment, defendants shall make known the availability of the Lamar Holdings by usual and customary means, consistent with state and federal securities laws and in sufficient time so as to allow the divestitures to be completed within the time periods specified in Section VI(A) above. Defendants shall inform any person making inquiry regarding the purchase of the Lamar Holdings that they are being divested pursuant to this Final Judgment. Defendants shall permit prospective Acquirer(s) in a private sale access to any and all financial, operational, or other documents and information customarily provided as part of a due diligence process, except such information or documents subject to the attorney-client or work product privileges. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.

                   VII. LAMAR GOVERNANCE AND ECONOMIC INTEREST

A. Defendants shall abide by the First Amendment to Stockholders Agreement between Lamar, AMFM, and the controlling shareholders of Lamar ("First Amendment to Stockholders Agreement") and the Amended And Restated Registration Rights Agreement between Lamar, AMFM, and Clear Channel ("Amended And Restated Registration Rights Agreement"), attached hereto as


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DOJ/Antitrust                                                       Page 7 of 18


Schedules C and D, respectively. No amendment or revision of the Amendment to Stockholders Agreement or Amended And Restated Registration Rights Agreement shall become effective unless approved in writing by a representative of the United States.

B. Until the divestiture of the Lamar Holdings required by the Final Judgment has been completed, defendants shall treat the Lamar Holdings as a passive investment, and shall hold the Lamar Holdings separate and apart from the activities and interests of Clear Channel. Neither the defendants nor their designees may exercise any rights relating to the governance of Lamar, including but not limited to: (i) exercising any voting rights associated with the Lamar holdings in a manner inconsistent with the First Amendment to Stockholders Agreement; (ii) electing, nominating, appointing or otherwise designating or participating as officers or directors; (iii) participating, as a member of the Board of Directors or otherwise, in any meetings of the Board of Directors; (iv) participating in any committees; (v) exercising any veto rights with respect to the business of Lamar, including veto power over changes in control of Lamar, over significant asset purchases or sales, over change in majority of board membership, or over changes in majority ownership of Lamar; or (vi) obtaining any financial or business information with respect to Lamar that is not otherwise publicly available. In no event shall defendants influence or attempt to influence the decision-making, management, or policies of Lamar.

C. Within two (2) business days after Clear Channel acquires AMFM, Thomas O. Hicks and R. Steven Hicks shall resign from the Board of Directors of Lamar and from any committees of the Board of Directors.

D. Except as necessary to carry out the provisions of this Final Judgment, the trustee shall not exercise any voting rights associated with the Lamar Holdings for so long as they are held in trust in a manner inconsistent with the First Amendment to Stockholders Agreement.

E. Defendants shall not acquire, directly or indirectly, additional shares of Lamar Advertising Company stock, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification, or merger, consolidation, corporate reorganization, or other similar transaction that does not increase defendants' proportion of the outstanding equity of Lamar. Any additional equity of Lamar that defendants acquire by such means shall be treated as part of the Lamar Holdings and be subject to the divestiture obligations of Section VI(A) of this Final Judgment. Notwithstanding anything to the contrary contained in this Final Judgment, nothing in this Final Judgment shall prohibit a transaction in which Clear Channel would acquire a majority of the voting securities of Lamar, provided that such transaction is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a).

F. Defendants shall appoint a person or persons to oversee the Lamar Holdings who will be responsible for defendants' compliance with this section. In the event that individual is unable to perform his or her duties, defendants shall


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DOJ/Antitrust                                                       Page 8 of 18


appoint, subject to the approval of the United States, a replacement within ten
(10) working days. Should defendants fail to appoint a replacement acceptable to the United States within this time period, the United States shall appoint a replacement.

G. Defendants shall not take any action that will impede in any way the divestiture of the Lamar Holdings.

                         VIII. APPOINTMENT OF TRUSTEES

A. Appointment of a Trustee to Divest Radio Assets: If defendants have not divested the Radio Assets within the time period specified in Section IV(A) of this Final Judgment, defendants shall notify the United States of that fact in writing. Upon application of the United States, the Court shall appoint a trustee selected by the United States ("Radio Trustee") to effect the divestiture of the Radio Assets.

B. Appointment of a Trustee to Divest Lamar Holdings: Clear Channel shall notify the United States, no less than sixty (60) calendar days prior to the expiration of the time period for divestiture specified in Section VI(A) of this Final Judgment whether it has arranged to complete the divestiture of the Lamar Holdings in a timely fashion. In the event that Clear Channel has not made an arrangement which, in the sole discretion of the United States, will result in completion of the divestiture within the time limit specified in Section VI(A), or in the event that Clear Channel has not completed the divestiture within the appropriate time limit, the Court shall appoint, upon application of the United States, a trustee selected by the United States to effect the divestiture of the Lamar Holdings ("Lamar Stock Trustee"). The United States may request, and the Court may appoint, a trustee before the time period for divestiture specified in
Section VI(A) expires.

                 IX. GENERAL POWERS AND DUTIES OF THE TRUSTEES

The following provisions apply to the Radio Trustee and the Lamar Stock Trustee:

A. After the appointment of a trustee becomes effective, only that trustee shall have the right to sell the Divestiture Assets. The trustee(s) shall have the power and authority to accomplish the divestitures to an Acquirer(s) acceptable to the United States at such price and on such terms as are then obtainable upon the best reasonable effort by the trustee(s), subject to the provisions of Sections IV, VI, IX, and X of this Final Judgment, and shall have such other powers as the Court shall deem appropriate. Subject to Section IX(C) of this Final Judgment, the trustee(s) may hire at the cost and expense of defendants any investment bankers, attorneys, or other agents, who shall be solely accountable to the trustee, reasonably necessary in the trustee's judgment to assist in the divestitures.

B. Defendants shall not object to a sale by the trustee(s)on any grounds other than the trustee's malfeasance. Any such objections by defendants must be


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DOJ/Antitrust                                                       Page 9 of 18


conveyed in writing to the United States and the trustee within ten (10) calendar days after the trustee has provided the notice required under Section X.

C. The trustee(s) shall serve at the cost and expense of defendants, on such terms and conditions as the United States approves, and shall account for all monies derived from the sale of the assets sold by the trustee(s) and all costs and expenses so incurred. After approval by the Court of the trustee's accounting, including fees for its services and those of any professionals and agents retained by the trustee(s), all remaining money shall be paid to defendants and the trust shall then be terminated. The compensation of the trustee(s) and any professionals and agents retained by the trustee(s) shall be reasonable in light of the value of the Divestiture Assets and based on a fee arrangement providing the trustee(s) with incentives based on the price and terms of the divestitures and the speed with which they are accomplished, but timeliness is paramount.

D. Defendants shall use their best efforts to assist the trustee(s) in accomplishing the required divestitures. The trustee(s) and any consultants, accountants, attorneys, and other persons retained by the trustee(s) shall have full and complete access to the personnel, books, records, and facilities related to any of the Divestiture Assets. Defendants shall develop financial and other information relevant to the Divestiture Assets as the trustee(s) may reasonably request, subject to reasonable protection for trade secret or other confidential research, development or commercial information. Defendants shall take no action to interfere with or to impede the trustee's accomplishment of the divestitures.

E. After his or her appointment becomes effective, the trustee(s) shall file monthly reports with the United States and the Court, setting forth the trustee's efforts to accomplish the divestitures ordered under this Final Judgment. To the extent that such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Divestiture Assets, and shall describe in detail each contact with any such person. The trustee(s) shall maintain full records of all efforts made to divest the Divestiture Assets.

F. If the trustee(s) has not accomplished such divestitures within six (6) months after his or her appointment, the trustee(s) shall promptly file with the Court a report setting forth: (i) the trustee's efforts to accomplish the required divestitures, (ii) the reasons, in the trustee's judgment, why the required divestitures have not been accomplished, and (iii) the trustee's recommendations. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court. The trustee at the same time shall furnish such reports to the United States, who shall have the right to make additional recommendations consistent with the purpose of the trust. The Court thereafter shall enter such orders as it deems appropriate to carry out the purpose of this Final Judgment, which may, if necessary, include extending the trust and the term of the trustee's appointment by a period requested by the United States.


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DOJ/Antitrust                                                      Page 10 of 18


               X. NOTICE OF PROPOSED DIVESTITURES OF RADIO ASSETS

A. Within two (2) business days following execution of a definitive agreement, defendants or the Radio Trustee, whichever is then responsible for effecting the divestiture of the Radio Assets required herein, shall notify the United States of any proposed divestiture required by Section IV or IX of this Final Judgment. If the Radio Trustee is responsible, it shall similarly notify defendants. The notice shall set forth the details of the proposed transaction and list the name, address, and telephone number of each person not previously identified who offered or expressed an interest in or desire to acquire any ownership interest in the Radio Assets, together with full details of the same.

B. Within fifteen (15) calendar days of receipt by the United States of such notice, the United States may request from defendants, the proposed Acquirer or Acquirers, any other third party, or the Radio Trustee if applicable, additional information concerning the proposed divestiture, the proposed Acquirer or Acquirers, and any other potential Acquirer. Defendants and the Radio Trustee shall furnish any additional information requested within fifteen (15) calendar days of the receipt of the request, unless the parties shall otherwise agree.

C. Within thirty (30) calendar days after receipt of the notice or within twenty
(20) calendar days after the United States has been provided the additional information requested from defendants, the proposed Acquirer or Acquirers, any third party, and the Radio Trustee, whichever is later, the United States shall provide written notice to defendants and the Radio Trustee, if there is one, stating whether or not it objects to any proposed divestiture. If the United States provides written notice that it does not object, then the divestiture may be consummated, subject only to defendants' limited right to object to the sale under Section IX(B) of this Final Judgment. Absent written notice that the United States does not object to the proposed Acquirer or upon objection by the United States, a divestiture proposed under Section IV or IX shall not be consummated. Upon objection by defendants under Section IX(B), a divestiture proposed under Section IX shall not be consummated unless approved by the Court.

                                 XI. FINANCING

Defendants shall not finance all or any part of any purchase made pursuant to this Final Judgment.

                 XII. NOTIFICATION OF FUTURE RADIO TRANSACTIONS

A. Clear Channel shall provide advance notification to the United States if it intends, directly or indirectly, to acquire any assets of or any interest (including any financial, security, loan, equity or management interest) in any broadcast radio station that sells advertising time in any of the Divestiture Cities, or intends to enter into any joint sales agreement or any cooperative selling arrangement between a Clear Channel radio station and any other operator of


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DOJ/Antitrust                                                      Page 11 of 18


radio stations serving listeners in that same City. This obligation to provide notice is met under this section when a transaction is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a.

B. Notification under this section shall be provided to the United States in the same format as, and per the instructions relating to, the Notification and Report Form set forth in the Appendix to Part 803 of Title 16 of the Code of Federal Regulations as amended, except that the information requested in Items 5 through 9 of the instructions must be provided only about the sales of radio advertising time in the relevant Divestiture Cities. Notification shall be provided at least thirty (30) days prior to the acquisition of any such interest, and shall include, beyond what may be required by the applicable instructions, the names of the principal representatives of the parties to the agreement who negotiated the agreement, and any management or strategic plans discussing the proposed transaction. If within the 30-day period after notification, representatives of the Department of Justice Antitrust Division make a written request for additional information, defendants shall not consummate the proposed transaction or agreement until twenty (20) days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in the same manner as is applicable under the requirements and provisions of the HSR Act and rules promulgated thereunder. This Section shall be broadly construed, and any ambiguity or uncertainty regarding the filing of notice under this Section shall be resolved in favor of filing notice.

                                XIII. AFFIDAVITS

A. Within twenty (20) calendar days of the filing of the Complaint and every thirty (30) calendar days thereafter until all the divestitures have been completed, whether pursuant to Section IV, VI, or IX of this Final Judgment, defendants shall deliver to the United States an affidavit as to the fact and manner of their compliance with Sections IV, VI, or IX of this Final Judgment. Each such affidavit shall include the name, address and telephone number of each person who, during the preceding thirty (30) days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Divestiture Assets, and shall describe in detail each contact with any such person during that period. Each such affidavit shall also include a description of the efforts that Defendants have taken to solicit buyers for the Divestiture Assets and to provide required information to prospective purchasers, including the limitations, if any, on such information.

B. Within twenty (20) calendar days of the filing of the Complaint in this matter, defendants shall deliver to the United States an affidavit that describes in reasonable detail all actions defendants have taken and all steps defendants have implemented on an on-going basis to comply with Section V of this Final Judgment.


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DOJ/Antitrust                                                      Page 12 of 18


C. Defendants shall keep all records of all efforts made to preserve and divest the Divestiture Assets until one year after such divestiture has been completed.

                           XIV. COMPLIANCE INSPECTION

For the purposes of determining or securing compliance with this Final Judgment, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time duly authorized representatives of the United States Department of Justice, including consultants and other persons retained by the United States, shall, upon the written request of a duly authorized representative of the Assistant Attorney General in charge of the Antitrust Division, and on reasonable notice to defendants, be permitted:

         i. access during defendants' office hours to inspect and copy or, at plaintiff's option, to demand that defendants provide copies of, all books, ledgers, accounts, records and documents in the possession or control of the defendants, who may have counsel present, relating to any matters contained in this Final Judgment; and

         ii. to interview, either informally or on the record, defendants' officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the interviewee's reasonable convenience and without restraint or interference by defendants.

B. Upon the written request of the Assistant Attorney General in charge of the Antitrust Division, defendants shall submit such written reports, under oath if requested, relating to any of the matters contained in this Final Judgment as may be requested.

C. No information or documents obtained by the means provided in this section shall be divulged by the United States to any person other than a duly authorized representative of the Executive Branch of the United States, except in the course of legal proceedings to which the United States is a party (including grand jury proceedings), or for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.

D. If at the time information or documents are furnished by defendants to the United States, defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under Rule 26(c)(7) of the Federal Rules of Civil Procedure, and defendants mark each pertinent page of such material, "Subject to claim of protection under Rule 26(c)(7) of the Federal Rules of Civil Procedure," then the United States shall give defendants ten (10) calendar days' notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

                              XV. NO REACQUISITION

Defendants may not reacquire any part of the Divestiture Assets or the assets used in the operation of the radio stations listed in Schedule E during the term of this Final Judgment.

DOJ/Antitrust                                                      Page 13 of 18


                         XVI. RETENTION OF JURISDICTION

This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Final Judgment, to modify its provisions, to enforce compliance, and to punish violations of its provisions.

                       XVII. EXPIRATION OF FINAL JUDGMENT

Unless this Court grants an extension, this Final Judgment shall expire ten years from the date of its entry.

                      XVIII. PUBLIC INTEREST DETERMINATION

Entry of this Final Judgment is in the public interest.

                                        Court Approval Subject to Procedures
                                        of

                                        Antitrust Procedures and Penalties Act,

                                        15 U.S.C. Section 16

Date:  August 30, 2000                       /s/ THOMAS PENFIELD JACKSON
     -------------------                     ----------------------------
                                             United States District Judge

DOJ/Antitrust                                                      Page 14 of 18

                                   SCHEDULE A
                      RADIO STATIONS ORDERED TO BE DIVESTED


1. ALLENTOWN-BETHLEHEM, PA
     WEEX-AM
     WODE-FM

2. DENVER, CO

     KVOD-AM

3. HARRISBURG-LEBANON-CARLISLE, PA

     WNCE-FM
     WNNK-FM
     WTCY-AM
     WTPA-FM

4. HOUSTON-GALVESTON, TX

     KJOJ-AM
     KJOJ-FM
     KQUE-AM
     KSEV-AM
     KTJM-FM

5. PENSACOLA, FL

     WMEZ-FM
     WXBM-FM

DOJ/Antitrust                                                      Page 15 of 18


                                   SCHEDULE B
                               DIVESTITURE CITIES

1. ALLENTOWN-BETHLEHEM, PA

2. DENVER, CO

3. HARRISBURG-LEBANON-CARLISLE, PA

4. HOUSTON-GALVESTON, TX

5. PENSACOLA, FL

DOJ/Antitrust                                                      Page 16 of 18


                                   SCHEDULE C
                    FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT



      [Filed herewith as Exhibit 99(b)]

DOJ/Antitrust                                                      Page 17 of 18


                                   SCHEDULE D
               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT



      [Filed herewith as Exhibit 99(c)]

DOJ/Antitrust                                                      Page 18 of 18


                                   SCHEDULE E
                 OTHER RADIO STATIONS THAT CANNOT BE REACQUIRED


1. DENVER, CO

     KXPK-FM
     KDJM-FM
     KIMN-FM
     KXKL-FM
     KALC-FM

2. HOUSTON-GALVESTON, TX

     KKBQ-FM
     KKTL-FM
     KLDE-FM
     KBXX-FM
     KMJQ-FM